Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2012, relating to the consolidated financial statements and the financial statement schedule of Intermec, Inc. and subsidiaries, and the effectiveness of Intermec Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Intermec Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Seattle, Washington

February 28, 2012